EXHIBIT 10.3

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of July 17, 2017

among

1847 WOOD, INC.

WOOD AIR CONDITIONING, INC.

AND

TO THE TOP, INC.

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ARTICLE VI COVENANTS		19
6.1	Consents.	19
6.2	Operation of the Company’s Business.	20
6.3	Access.	21
6.4	Transfer of Cash and Cash Equivalents.	21
6.5	Notice of Developments.	21
6.6	No Solicitation.	21
6.7	Taking of Necessary Action; Further Action.	22
6.8	Covenant not to Compete.	22
6.9	Financial Information.	22
6.10	Management Fee.	22
6.11	Disclosure Schedule.	23
6.12	Confidentiality.	24
6.13	Personal Guarantees.	24
ARTICLE VII CONDITIONS TO OBLIGATIONS TO CLOSE		24
7.1	Conditions to Obligation of the Buyer.	24
7.2	Conditions to Obligation of the Seller.	26
ARTICLE VIII TERMINATION; AMENDMENT; WAIVER		27
8.1	Termination of Agreement.	27
8.2	Effect of Termination.	28
8.3	Amendments.	28
8.4	Waiver.	28
ARTICLE IX INDEMNIFICATION		28
9.1	Survival.	28
9.2	Indemnification by Seller.	29
9.3	Indemnification by Buyer.	29
9.4	Indemnification Procedure.	29
9.5	Failure to Give Timely Notice.	30
9.6	Limited on Indemnification Obligation.	30
9.7	Payments.	31
9.8	Burden and Benefit; Assignment.	31
9.9	Exclusive Remedy.	32
9.10	Non-Reliance on Extra-Contractual Representations.	32
9.11	No Recourse Against Nonparty Affiliates.	33
ARTICLE X TAX MATTERS		33
ARTICLE XI		37
11.1	Press Releases and Public Announcement.	37
11.2	No Third-Party Beneficiaries.	37
11.3	Entire Agreement.	37
11.4	Succession and Assignment.	37
11.5	Construction.	37
11.6	Notices.	38
11.7	Governing Law.	39
11.8	Consent to Jurisdiction and Service of Process.	39
11.9	Headings.	39
11.10	Severability.	40
11.11	Expenses.	40
11.12	Incorporation of Exhibits and Schedules.	40
11.13	Limited Recourse.	40
11.14	Specific Performance.	40
11.15	Counterparts.	40
11.16	Director and Officer Liability and Indemnification.	40
11.17	Privilege, Work Product and Conflict Waiver.	41
11.18	Amendment of Tax Returns.	41

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of July 17, 2017 (the “Agreement”), among 1847 Wood, Inc., a Delaware corporation (the “Buyer”), Wood Air Conditioning, Inc., a Texas corporation (the “Company”), and To The Top, Inc., a Texas corporation (the “Seller”).

RECITALS

The Seller is the record and beneficial owner of 10,000 shares (the “Shares”) of common stock, $1.00 par value per share, of the Company (the “Common Stock”), which shares represent 100% of the issued and outstanding shares of Common Stock. The Seller desires to sell all of the Shares to the Buyer, and the Buyer desires to purchase all of the Shares from the Seller, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Shares, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

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“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, NY are authorized or required by Law to close.

“Closing Working Capital” means the difference, as of the Closing Date, between (a) the sum of cash, the accounts receivable, inventory, work in process and other prepaid expenses and other current assets of the Company, as reflected on the Closing Date Balance Sheet, less (b) the accounts payable, customer deposits, sales taxes payable, and other current liabilities of the Company as reflected on the Closing Date Balance Sheet, in each case, determined in accordance with GAAP.

“Disclosure Schedule” means the disclosure schedule referred to in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Independent Accounting Firm” means any nationally recognized independent registered public accounting firm which has not represented the Company or the Seller or any of their Affiliates for the past five years as will be agreed by the Company and the Buyer in writing.

“IRS” means the Internal Revenue Service.

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“Knowledge of the Seller” or any similar phrase means the actual knowledge of the Seller, in each case without obligation of inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Company and any of its Subsidiaries, taken as a whole.

“Minimum Working Capital” is equal to $500,000.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Preliminary Working Capital” means the difference, as of the date of the Preliminary Balance Sheet (as defined in Section 2.2(a)(i) below), between (a) the sum of cash, the accounts receivable, inventory, work in process and other prepaid expenses and other current assets of the Company, as reflected on the Preliminary Balance Sheet, less (b) the accounts payable, customer deposits, sales taxes payable, and other current liabilities of the Company as reflected on the Preliminary Balance Sheet, in each case, determined in accordance with GAAP.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

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“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of the Company, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Shares, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“$” means United States dollars.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

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ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller will sell, transfer and deliver, and the Buyer will purchase from the Seller, all of the Shares or an aggregate purchase price of Six Million Five Hundred Thirty Two Thousand One Hundred Forty Dollars ($6,532,140), consisting of the Cash Portion and the Buyer Note (each as defined below) (the “Purchase Price”), payable as described below.

(a) The cash portion of the Purchase Price shall be Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) payable by the Buyer at the Closing via wire transfer through the delivery to the Seller of cash in immediately available funds (the “Cash Portion”).

(b) At the Closing, the Buyer will issue to the Seller an 8% subordinated promissory note in the aggregate principal amount of One Million Two Hundred Eighty Two Thousand One Hundred Forty Dollars ($1,282,140) in the form to be mutually agreed upon by the parties (the “Buyer Note”). Accrued interest will be paid quarterly under the Buyer Note and all outstanding interest and principal shall be due and payable on the third (3rd) anniversary of the Buyer Note. The Buyer Note shall be secured by a subordinated security interest in all of the Company’s assets pursuant to the Security Agreement in the form to be mutually agreed upon by the parties (the “Security Agreement”).

2.2 Adjustments to Purchase Price.

(a) Working Capital Adjustment.

(i) At the Closing, the Seller shall deliver to the Buyer an unaudited balance sheet of the Company (the “Preliminary Balance Sheet”) as of the Closing Date together with a certificate of the Seller stating that the Preliminary Balance Sheet was prepared in accordance with GAAP so as to present fairly in all material respects the financial condition of Company as of such date.

(ii) As soon as practicable following the Closing Date (but not later than sixty (60) days after the Closing Date), the Buyer shall cause its auditor to prepare and deliver to the Seller an audited balance sheet of the Company (the “Closing Date Balance Sheet”) as of the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with GAAP in a manner consistent with the Preliminary Balance Sheet so as to present fairly in all material respects the financial condition of the Company.

(iii) If the Closing Working Capital exceeds the Preliminary Working Capital, then the Buyer (or, at the Buyer’s direction, the Company) shall pay promptly (and, in any event, within seven (7) days) to the Seller via wire transfer an amount in cash that is equal to the excess. If the Preliminary Working Capital exceeds the Closing Working Capital, then Buyer shall offset such excess against the Buyer Note. Any such adjustment shall be treated as an adjustment to the Purchase Price.

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(iv) In the event the Seller does not agree with the Closing Working Capital as reflected on the Closing Date Balance Sheet, the Seller shall so inform the Buyer in writing within fifteen (15) days of the Seller’s receipt thereof, such writing to set forth the objections of the Seller in reasonable detail. If the Seller and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Working Capital within fifteen (15) days after written notification by the Seller to the Buyer of a dispute (the “Dispute Notice”), they shall forthwith refer the dispute to an Independent Accounting Firm, located in Dallas, Texas, mutually agreeable to the Seller and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within twenty (20) days after such disputed items are referred to it. If the Buyer and the Seller are unable to agree on the choice of an Independent Accounting Firm within thirty (30) days after the date of the Dispute Notice, then each of the Buyer and the Seller shall select an Independent Accounting Firm and such Independent Accounting Firms, together, shall select an Independent Accounting Firm. The Seller, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such accounting firm. The decision of the accounting firm with respect to all disputed matters relating to the Closing Working Capital shall be deemed final and conclusive and shall be binding upon the Seller and the Buyer. In addition, if the Seller does not object to the Closing Working Capital within the 15-day period referred to above, the Closing Working Capital, as reflected on the Closing Date Balance Sheet as so prepared, shall be deemed final and conclusive and binding upon the Seller and the Buyer.

(v) The Seller shall be entitled to have access to the books and records of the Company and the Buyer’s work papers prepared in connection with the Closing Date Balance Sheet and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

(b) Minimum Working Capital Adjustment. If the Minimum Working Capital exceeds the Preliminary Working Capital, then the Buyer Note shall be reduced at the Closing by an amount equal to such difference. If the Preliminary Working Capital exceeds the Minimum Working Capital, then such difference shall be distributed to the Seller pursuant to Section 2.4(c) below.

(c) Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the amount of any outstanding indebtedness for borrowed money (excluding any liabilities in the calculation of Working Capital) of the Company existing as of the Closing Date.

(d) TTM Adjusted EBITDA. If the Trailing Twelve Months Adjusted EBITDA (as defined below) for the full twelve calendar months immediately prior to the Closing (the “Target EBITDA”) is equal to or greater than $1,224,776.25 (the “Floor”), or equal to or less than $2,041,293.75 (the “Ceiling”), there will be no adjustment to the Purchase Price. If the Target EBITDA is determined to be less than the Floor, then the Buyer may terminate this Agreement by written notice to the Seller within 10 days after such determination. If the Target EBITDA is determined to be greater than the Ceiling, then the Seller may terminate this Agreement by written notice to the Buyer within ten (10) days after such determination. There will be no adjustment to the Purchase Price if neither the Buyer nor the Seller, as the case may be, exercises its right to terminate this Agreement under this Section 2.2 as a result of the EBITDA for the full twelve calendar months immediately prior to the Closing being above or below the Target EBITDA. For purposes of this Section 2.2(d) “Trailing Twelve Months Adjusted EBITDA” means the earnings of the Company before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, and (iv) stock based compensation expense for the applicable 12-month period. EBITDA shall also be adjusted as mutually agreed to by the parties to normalize all related party transactions that are not at arms-length. If the parties do not agree on the Trailing Twelve Months Adjusted EBITDA required by this Section 2.2(d), then the parties shall employ the dispute resolution mechanism described above in Section 2.2(a)(iv) relating to the working capital adjustment with reasonable mutually agreeable modifications such that such mechanism can resolve a dispute about the Trailing Twelve Months Adjusted EBITDA calculation.

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2.3 Closing. The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties hereto on a date that is no later than two (2) Business Days immediately following the day on which the last of the conditions to closing contained in ARTICLE VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or at such other location or on such other date as the Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay to the Seller the Purchase Price, adjusted in accordance with Section 2.2 above and less the amounts paid pursuant to subsection 2.2(c) above by paying such sum to the Seller by wire transfer of immediately available funds in accordance with instructions provided by the Seller, (ii) issue to the Seller the Buyer Note, (iii) execute and deliver to the Seller the Security Agreement, and (iv) deliver to the Seller all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, the Seller will deliver to the Buyer (i) a certificate or certificates representing the Shares duly endorsed or accompanied by stock powers duly endorsed in blank and (ii) all other documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

(c) At the Closing, the Company will distribute to the Seller (i) the excluded assets set forth in Section 2.4(c) of the Disclosure Schedule, and (ii) all cash that is not necessary to satisfy the Minimum Working Capital or the minimum cash set forth in Section 6.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller, represents and warrants to the Buyer that each statement contained in this ARTICLE III is true and correct as of the date hereof, except as set forth in the Disclosure Schedule. The Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this ARTICLE III and ARTICLE IV. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule.

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3.1 Authority and Enforceability. The Seller has the requisite legal capacity to execute and deliver this Agreement, to perform the Seller’s obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2 Noncontravention.

(a) Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) to the actual knowledge of the Seller and assuming compliance with the filing and notice requirements set forth in Section 3.2(b)(i), violate any Law applicable to the Seller or (ii) violate any Contract to which the Seller is a party, except to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 3.2(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3 The Shares.

(a) The Seller holds of record and owns beneficially all of the issued and outstanding shares of capital stock of the Company, free and clear of all Liens, other than (a) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business or that are being contested in good faith, (c) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement, (f) Liens created by or through the Buyer, and (g) Liens set forth on Section 3.3(a) of the Disclosure Schedule (the “Permitted Liens”)

(b) The number of Shares correctly sets forth all of the capital stock of the Company, and is owned of record and beneficially by the Seller.

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(c) Except as set forth in this Agreement, the Seller is not party to any Contract obligating the Seller to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company.

3.4 Brokers’ Fees. Except as set forth in Section 3.4 of the Disclosure Schedule, the Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Seller represents and warrants to the Buyer that each statement contained in this ARTICLE IV is true and correct as of the date hereof, except as set forth in the Disclosure Schedule.

4.1 Organization, Qualification and Corporate Power; Authority and Enforceability.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.2 Subsidiaries. The Company does not have any Subsidiaries.

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4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000 shares of Common Stock, par value $1.00 per share, of which 10,000 shares are issued and outstanding. No other capital stock of the Company is authorized, issued or outstanding.

(b) There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company. There are no Contracts of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

(c) There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any capital or voting stock of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote.

(d) There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. There are no voting trusts, registration rights agreements or stockholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company or with respect to the granting of registration rights for any of the capital stock of the Company. There are no rights plans affecting the Company.

(e) Except as set forth in Section 4.3(e) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company.

4.4 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Company, (ii) to the Knowledge of the Seller and assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Company on the date hereof or (iii) except as set forth in Section 4.4(a) of the Disclosure Schedule, violate any Contract to which the Company is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.5 Financial Statements. Section 4.5 of the Disclosure Schedule contains true and complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2016 and the related unaudited statements of income, stockholders’ equity and cash flows for the two years ended December 31, 2016 and December 31, 2015 (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company as of March 31, 2017 and the related statements of income, stockholders’ equity and cash flows for the three-month period ended March 31, 2017 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis, fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the indicated dates and for the indicated periods (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes).

4.6 Taxes.

(a) All material Tax Returns required to have been filed by the Company have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(b) To the Knowledge of the Seller, there is no audit pending against the Company in respect of any Taxes. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Company has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any Tax allocation or sharing agreement.

4.7 Compliance with Laws and Orders; Permits.

(a) The Company is in compliance with all Laws and Orders to which the business of the Company is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.8 No Undisclosed Liabilities. To the Knowledge of the Seller, the Company does not have any Liability, except for (i) Liabilities set forth on the Interim Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.9 Tangible Personal Assets.

(a) The Company has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company thereof to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets.

(b) The Company’s tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

4.10 Real Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 4.10(b) of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is either lessor or lessee (the “Real Property”). The Seller has heretofore made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Seller, (i) all Real Property Leases are valid and binding Contracts of the Company and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (ii) neither the Company or any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11 Intellectual Property.

(a) “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights, (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

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(b) Section 4.11(b) of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Company (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c) All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d) Except as set forth on Section 4.11(d) of the Disclosure Schedule, (i) to the Knowledge of the Seller, the Company is the exclusive owner of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), (ii) to the Knowledge of the Seller no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company in or the validity or enforceability of the Company-Owned Intellectual Property, (iii) to the Knowledge of the Seller, neither the use of the Company-Owned Intellectual Property as currently used by the Company in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person, and (iv) as of the date of this Agreement, the Company has made no claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(e) Except as set forth in Section 4.11(e) of the Disclosure Schedule, the Company has not permitted or licensed any Person to use any Company-Owned Intellectual Property.

(f) Section 4.11(f) of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company licenses from a Person Intellectual Property that is material to and used in the conduct of the business by the Company.

(g) To the Knowledge of the Seller, the Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.12 Absence of Certain Changes or Events. Since the date of the Interim Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000, unless in the ordinary course of business;

(c) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which the Company is a party or by which any of them is bound, unless in the ordinary course of business;

(d) the Company has not imposed any Liens upon any of its assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000, unless the ordinary course of business;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the ordinary course of business;

(g) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h) there has been no change made or authorized in the certificate of incorporation or bylaws of the Company;

(i) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(j) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(k) the Company has not entered into any employment contract or modified the terms of any existing such contract or agreement;

(l) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business; and

(m) the Company has not committed to any of the foregoing.

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4.13 Contracts.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Company to engage or compete in any manner of the business presently conducted by the Company; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $100,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the Company in an amount or with a value in excess of $100,000 in any 12-month period (which period may extend past the Closing).

(b) The Seller has heretofore made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13(a) of the Disclosure Schedule. To the Knowledge of the Seller, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither the Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Seller, threatened against the Company that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition, or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15 Employee Benefits.

(a) Section 4.15(a) of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Company (the “Company Benefit Plans”). The Seller has delivered or made available to the Buyer copies of (i) each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Seller, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.16 Labor and Employment Matters. Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate the Company to pay an annual salary of $50,000 or more and to which the Company is a party. To the Knowledge of the Seller, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company. The Company is not party to any collective bargaining agreement.

4.17 Environmental. Except (i) as set forth in Section 4.17 of the Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Seller (a) the Company is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (b) the Company possesses and is in compliance with all Permits required under any Environmental Law for the conduct of its operations and (c) there are no Actions pending against the Company alleging a violation of any Environmental Law.

4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Company or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and the Company is not in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19 Brokers’ Fees. Except as set forth in Section 4.19 of the Disclosure Schedule, which such fees shall be paid prior to or at Closing with the Company’s cash, the Company has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.20 Certain Business Relationships with the Company. Except as set forth in Section 4.20 of the Disclosure Schedule, neither the Seller, nor any Affiliate of the Seller, has been involved in any business arrangement or relationship with the Company within the past 12 months, and neither the Seller, nor any Affiliate of the Seller, owns any asset, tangible or intangible, which is used in the Business.

4.21 Disclosure. To the Knowledge of the Seller, the representations and warranties contained in this ARTICLE IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ARTICLE IV not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that each statement contained in this ARTICLE V is true and correct as of the date hereof.

5.1 Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware.

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5.2 Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 5.3(b)(i)). This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof, or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 3.2(b)(i), or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Seller or the Company.

ARTICLE VI

COVENANTS

6.1 Consents. Each of the Company, the Buyer and the Seller will use its commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

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6.2 Operation of the Company’s Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with ARTICLE VIII, the Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed), will use commercially reasonable efforts to carry on its business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a) any change in the certificate of incorporation or bylaws of the Company or any amendment of any material term of any outstanding security of the Company;

(b) any issuance or sale of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of the Company (whether through the issuance or granting of options or otherwise);

(c) any incurrence, guarantee or assumption by the Company of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practices;

(d) any change in any method of accounting, accounting principle or accounting practice by the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) except in the ordinary course of business (i) any adoption or material amendment of any Company Benefit Plan, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that the Company may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any Company Benefit Plan if the cost to such Person of providing benefits thereunder is not materially increased;

(f) except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which the Company is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(g) any change in the Tax elections made by the Company or in any accounting method used by the Company for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company;

(h) except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset of any Person (whether by merger, consolidation or otherwise) by the Company;

(i) any grant of a Lien on any properties and assets of the Company that would have, individually or in the aggregate, a Material Adverse Effect; or

(j) any entry into any agreement or commitment to do any of the foregoing.

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6.3 Access. The Company will permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company. Any such access shall be coordinated directly with Tommy James or Tim Robinson or the Company’s legal counsel and neither the Buyer nor its Representatives shall disclose the transactions contemplated by this Agreement to the Company’s employees or consultants without the Company’s written consent.

6.4 Transfer of Cash and Cash Equivalents. On or prior to the Closing, the Company and the Seller will transfer, or cause to be distributed all cash and cash equivalents of the Company to, among other things, pay any fees owed by Company to brokers or advisors (including termination fees under any advisory agreement) and any indebtedness for borrowed money; provided, however, that the Company shall have an amount in cash in its corporate bank account and on hand at the Closing that is equal to a minimum of $250,000 in the aggregate.

6.5 Notice of Developments. The Seller and the Company will give prompt written notice to the Buyer upon becoming aware of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of its respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Seller and the Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.5 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.6 No Solicitation.

(a) The Seller and the Company will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b) From and after the date of this Agreement until the earlier to occur of the termination of this Agreement and the consummation of the Closing, without the prior consent of the Buyer, neither the Seller nor the Company will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c) In addition, the Seller shall immediately communicate to the Buyer the terms of any Transaction Proposal received by the Seller or the Company, or any of their Representatives.

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6.7 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, the Seller, the Company and the Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

6.8 Covenant not to Compete. For a period beginning on the Closing Date and ending upon the earlier to occur of (i) three (3) years from and after the Closing Date, and (ii) the date of the Buyer’s monetary default under the Buyer Note (after the expiration of any notice and cure period) (the “Noncompetition Period”), the Seller shall not engage directly or indirectly in the sale, installation and servicing of (i) commercial heating, ventilation and air conditioning (“HVAC”) equipment (the “Business”) in the States of Texas, Arkansas, Mississippi, Louisiana, Georgia, Alabama, Tennessee, Missouri and Kansas, and (ii) residential HVAC equipment in Titus County, Texas and each contiguous county thereto (the “Restricted Territory”); provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Seller shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Seller shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the foregoing, the HVAC business activities conducted by Affiliates of the Seller through JD’s AC, LLC in the 60 mile radius of Longview, Texas shall not violate this Section 6.8, so long as such business is operated in the ordinary course of business consistent with past practices.

6.9 Financial Information. The Seller shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with the GAAP for the two full fiscal years preceding the Closing Date and for the calendar year 2017, by making available the Seller’s records as they are maintained in the ordinary course of business and answering reasonable questions.

6.10 Management Fee. The Seller acknowledges and agrees that from and after the Closing Date, 1847 Holdings LLC will charge the Company an annual management fee consistent with the description of such fees made in the reports filed by 1847 Holdings LLC with the Securities and Exchange Commission, which fee shall cover all of the services provided by it, including the cost of the management consultant that will be engaged to work with the Seller on a day-to-day basis on transition matters.

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6.11 Disclosure Schedule.

(a) The Parties acknowledge and agree that (i) the Seller and the Company have not yet delivered a definitive Disclosure Schedule to this Agreement to the Buyer, and (ii) Buyer has not been provided with copies of, nor had an opportunity to review, the items to be referred to on the Disclosure Schedule. The Seller shall deliver (and shall cause the Company to deliver) to the Buyer all of the schedules, including a definitive Disclosure Schedule to this Agreement, and documents referred to thereon, in final form within 30 business days of the date hereof. The Buyer shall have 10 business days following delivery of such schedules and such documents in which to terminate this Agreement if the Buyer objects to any information contained in such schedules or the contents of any such document and Buyer and Seller cannot agree on mutually satisfactory modifications thereto.

(b) The Seller shall have the right from time to time after the date hereof to deliver written updates of the Disclosure Schedule to reflect matters that existed, occurred or arose prior to or after the date hereof up to Closing and were not included on the Disclosure Schedule but should be so included, or to create new exceptions to the Disclosure Schedule where the text of this Agreement does not expressly contemplate an exception requiring disclosure on the Disclosure Schedule to which Seller obtains or becomes aware of between signing and Closing (the “Updated Disclosure Schedule”). Disclosures set forth in the Updated Disclosure Schedule shall be referred to as “Updated Matters.”

(c) If the Updated Matters set forth a situation that would have a Company Materials Adverse Effect and reflect matters that existed, occurred or arose prior to the date hereof and should have been disclosed upon the signing of this Agreement, then the Buyer shall be entitled to (i) terminate this Agreement upon written notice to the Seller and the Company or (ii) waive its rights to terminate this Agreement and its rights to indemnification under ARTICLE IX relating to such Updated Matters and proceed with the Closing in which case such Updated Disclosure Schedule shall constitute final Disclosure Schedule for the purposes of this Agreement.

(d) If the Updated Matters set forth a situation that would have an Material Adverse Effect and reflect matters that arise after the signing of this Agreement, then the Buyer shall be entitled to (i) terminate this Agreement upon written notice to the Seller and the Company or (ii) waive its rights to terminate this Agreement and its rights to indemnification under ARTICLE IX relating to such Updated Matters and proceed with the Closing in which case such Updated Disclosure Schedule shall constitute final Disclosure Schedule for the purposes of this Agreement.

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6.12 Confidentiality. The Buyer will, and will cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) to, hold in confidence any and all information, whether written or oral, concerning the Business and the Company, except to the extent that the Buyer can show that such information (i) is already publicly known at the time of disclosure, (ii) becomes publicly known after disclosure through no fault of the Buyer or its Affiliates or Representatives, (iii) is already known to the Buyer or its Affiliates or Representatives at the time of disclosure, (iv) is subsequently disclosed to the Buyer or its Affiliates or Representatives by third parties having no obligation of confidentiality to the Company, or (v) is independently developed or learned by the Buyer or its Affiliates or Representatives without reference or use of such confidential information of the Company. If the Buyer or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of law, the Buyer shall promptly notify the Company in writing of such fact and the Buyer shall use its reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.13 Personal Guarantees. Tim Robinson and Tommy James have guaranteed various obligations of the Company, including, without limitation, the guarantees set forth in Section 6.13 of the Disclosure Schedule (collectively, the “Personal Guarantees”). Both prior to and after the Closing (i) the Buyer and the Company shall use their best efforts to release Messrs. Robinson and James from the Personal Guarantees, (ii) Messrs. Robinson and James shall notify the beneficiaries of such Personal Guarantees that they are no longer liable for any liability of the Company created after the Closing Date, and (iii) the Buyer and the Company shall offer to replace the Personal Guarantees of Messrs. Robinson and James with other guarantees or collateral satisfactory to such creditors.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer.

The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Seller set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed by the Seller to such effect.

(b) The Seller and the Company will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of the Seller and the Company to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Seller to such effect.

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(c) The Buyer shall have completed its business, accounting and legal due diligence review of the Company and the Business, its assets and liabilities, and the results thereof shall be reasonably satisfactory to the Buyer.

(d) The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Company after the Closing.

(e) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Interim Financial Statements, which has had or is reasonably likely to cause a Material Adverse Effect.

(f) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(g) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(h) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any governmental or regulatory authorities, lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing and any and all necessary forms required when applying for and securing any necessary transfers.

(i) The Seller shall have obtained releases of any liens, charges or encumbrances against any of the assets of the Company, at the Seller’s expense.

(j) The Buyer shall have received such pay-off letters and releases relating to the indebtedness of the Company as it shall have requested and such pay-off letters shall be in form and substance satisfactory to it.

(k) The Buyer shall have received fully-executed employment and non-competition agreements with the Seller and Tim Robinson and Tommy James (and with other key Company executives as reasonably requested by the Buyer; however, such other key Company executives shall not be approached for purposes hereunder until after the Closing Date and the Seller shall cooperate with the Buyer in such efforts), with such employment agreements having the same current insurance benefits and an annual compensation of $100,000 for each of Messrs. Robinson and James and a term of one (1) year (with an option for the Company to extend the period for two (2) additional years), in form and substance mutually satisfactory to the Buyer and the Seller and such key Company executives.

(l) The Buyer shall have received new leases for the Real Property, which shall be at market rates (but not less than $7,500 per month), have a term of five (5) years and be on a triple net basis.

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(m) The Company shall have delivered evidence reasonably satisfactory to the Buyer of the Company’s corporate organization and proceedings and its existence in the jurisdiction in which it is incorporated, including evidence of such existence as of the Closing.

(n) The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Company after the Closing. The Buyer shall keep the Seller reasonably informed of its efforts to obtain such financing.

(o) All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the Acquisition is subject to the satisfaction or waiver by the Seller of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Seller will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b) The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Seller will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any Governmental Entities, lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

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(f) The Buyer and the Seller shall have entered into an employment agreement for a term of one (1) year (with an option to extend the period for two additional years), in form and substance mutually satisfactory to the Buyer and the Seller.

(g) An affiliate of the Seller shall have entered into new leases for the Real Property with the Buyer or its affiliate, which shall be at market rates, have a term of five (5) years and be on a triple net basis.

(h) The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Company after the Closing.

(i) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

(j) The board of directors of the Buyer shall consist of five (5) persons, including Ellery W. Roberts, two persons designated by the Seller and two persons designated by 1847 Holdings LLC.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Seller at any time prior to the Closing;

(b) by either the Buyer or the Seller if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Seller if the Closing does not occur on or before December 29, 2017; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d) by the Buyer if the Seller or the Company has breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied; or

(e) by the Seller if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied.

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8.2 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Company or the Seller (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 11.1, 11.6, 11.7, 11.8, 11.11, 11.13, 11.14 and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Seller.

8.4 Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Seller and the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Seller or any conditions to its own obligations. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Seller and the Company, may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations. Any agreement on the part of the Seller and the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Seller and the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX

INDEMNIFICATION

9.1 Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period of twelve (12) months following the Closing Date, at which time they shall expire; provided, however, that (i) the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 4.1, 4.3, and 4.19 of this Agreement (the “Fundamental Representations”) shall survive indefinitely and (ii) the representations and warranties in Section 4.6 of this Agreement shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect indefinitely. All representations and warranties in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. The parties have agreed that if any representation and warranty of any party prove untrue, the other party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any party as a result of the untruth of any such representation and warranty.

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9.2 Indemnification by Seller. From and after the Closing, the Seller agrees to indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including fees and expenses of attorneys and accountants and costs of investigation) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of the Seller or the Company contained in ARTICLE III or IV of this Agreement, (b) the failure of Seller to perform any of its covenants or obligations contained in this Agreement, or (c) the Personal Guarantees. The amount of any Losses subject to indemnification under this Section 9.2 shall be calculated net of any tax benefit and insurance proceeds actually recognized or reasonably expected to be recognized by the party seeking indemnification arising in connection with the accrual or incurrence of such Loss (determined on a with and without basis).

9.3 Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Seller and to the extent applicable, the Seller’s Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in ARTICLE V of this Agreement or (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement.

9.4 Indemnification Procedure.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this ARTICLE IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this ARTICLE IX (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has been advised by the Indemnifying Party’s counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

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(b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or judgment would require the Indemnifying Party to pay any amount. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.

9.5 Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 9.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 9.4 shall be deemed to extend the period for which Seller’s representations and warranties will survive Closing as set forth in Section 9.1 above.

9.6 Limited on Indemnification Obligation. Notwithstanding anything in this Agreement to the contrary, the liability of the Seller to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.2(a) (but, other than Section 9.6(a), not with respect to the Fundamental Representations for which recovery shall not be so limited) is subject to the following limitations:

(a) The Seller shall not, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations for which recovery shall not be so limited) to the extent that the amounts otherwise indemnifiable for such breaches exceeds the Cash Portion of the Purchase Price.

(b) The Seller shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations for which recovery shall not be so limited) until and unless the aggregate amounts indemnifiable for such breaches exceeds $100,000. In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed $100,000, the Buyer Indemnified Parties shall be entitled to the entire amount of such Losses in excess of $100,000; provided, however, that any Losses payable by the Seller to the Buyer shall first be offset against the Buyer Note prior to the Seller having any obligation to make any payments to the Buyer.

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(c) The Seller shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representations and warranties.

(d) Losses payable by an Indemnifying Party under this ARTICLE IX shall not include punitive damages, damages related to mental or emotional distress, exemplary damages or damages calculated as a multiple of earnings.

(e) Each Buyer Indemnified Party shall use commercially reasonable efforts to take and shall cause its affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f) Losses otherwise subject to indemnity hereunder will be calculated after application of any received insurance proceeds actually received by the Indemnitee (net of costs of recovery and the value of any associated increase in premiums).

(g) In calculating any Losses, there shall be deducted any indemnification, contribution or other similar payment actually recovered by any Buyer Indemnified Party from any third person directly in connection with such claim, less any costs of receiving such recovery.

(h) All indemnification payments pursuant to this Article IX shall be deemed to be adjustments to the Purchase Price.

9.7 Payments. Payments of all amounts owing by an Indemnifying Party under this ARTICLE IX shall be made promptly upon the determination in accordance with this ARTICLE IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

9.8 Burden and Benefit; Assignment. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Shares exclusively in contract pursuant to the express terms and provisions of this Agreement. The parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. The parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Shares will be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties agree that no party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representa-tions or warranties not set forth in this Agreement. The Buyer shall not assign any of its rights or obligations under this Agreement without the Seller’s prior written consent.

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9.9 Exclusive Remedy. After the Closing, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement will be the rights of indemnification set forth in ARTICLE IX only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by law. The provisions of this Section 9.9, together with the limited remedies provided in ARTICLE IX, were specifically bargained-for between the Buyer and the Seller and were taken into account by the Buyer and the Seller in arriving at the Purchase Price. The Seller and the Buyer have specifically relied on the provisions of this Section 9.9 and the limited remedies provided in ARTICLE IX in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.

9.10 Non-Reliance on Extra-Contractual Representations. Except for the specific representations and warranties expressly made by the Seller in this Agreement:

(a) The Buyer acknowledges and agrees that:

(i) neither the Seller nor any Company is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business or the Shares, or the Company’s operations, prospects, or conditions (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Seller furnished to the Buyer or its representatives or made available to the Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, and

(ii) no officer, agent, or representative of the Seller has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided;

(iii) the Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Seller has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person;

(iv) the Buyer specifically disclaims any obligation or duty by the Seller to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement; and

(v) the Buyer is acquiring the Company subject only to the specific representations and warranties set forth in this Agreement, as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE IX.

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9.11 No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the parties. No Person who is not a party, including, without limitation, any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (the “Nonparty Affiliates”), will have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a party or otherwise impose liability of a party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

ARTICLE X

TAX MATTERS

10.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 10.1:

(a) “Pre-Closing Tax Period XE "Pre-Closing Tax Period" ” shall mean any taxable period ending on or before 11:59 p.m., Central Standard Time on the Closing Date (the “Effective Time”) and, with respect to any taxable period that begins before the Effective Time but does not end until after the Effective Time, the portion of such taxable period ending on and including the Effective Time.

(b) “Pre-Closing Taxes XE "Pre-Closing Taxes" ” shall mean Taxes of the Company for any Pre-Closing Tax Period.

(c) “Post-Closing Tax Period XE "Post-Closing Tax Period" ” shall mean any taxable period beginning after the Effective Time and, with respect to any taxable period that includes but does not end until after the Effective Time, the portion of such taxable period beginning on the day after the Effective Time.

(d) “Post-Closing Taxes XE "Post-Closing Taxes" ” shall mean Taxes of the Company for any Post-Closing Tax Period.

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10.2 Preparation of Tax Returns. The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company (after taking into account all appropriate extensions) after the Effective Time with respect to a Pre-Closing Tax Period, including all Straddle Periods (as defined below). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable federal, state, local and foreign laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law) and without a change of any election or any accounting method and shall be submitted by the Buyer to the Seller (together with schedules, statements and, to the extent requested by the Seller, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Seller objects to any item on any such Tax Return, the Seller shall, within ten (10) days after delivery of such Tax Return, notify the Buyer in writing that the Seller so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyer and the Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Buyer and the Seller are unable to reach such agreement within ten (10) days after receipt by the Buyer of such notice, the disputed items shall be resolved by the Independent Accounting Firm and any determination by the Independent Accounting Firm shall be final. The Independent Accounting Firm shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accounting Firm is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended to reflect the Independent Accounting Firm’s resolution. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by each of the Buyer and the Seller. The preparation and filing of any Tax Return of the Company that does not relate to, or have any adverse effect on, a Pre-Closing Tax Period shall be exclusively within the control of the Buyer.

10.3 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that includes but does not end at the Effective Time (each such period, a “Straddle Period XE "Straddle Period" ”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of property Taxes and other similar Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days from the beginning of the period up to and through the Effective Time, and the denominator of which is the number of days in the entire period; provided, however, if as a result of the transactions contemplated by this Agreement, the value of any asset is reassessed for purposes of determining the amount of any property or other Tax, any resulting increase in Tax for such Straddle Period shall be treated as being solely with respect to the portion of the Straddle Period beginning on the day after the Effective Time; and

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(b) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending at the Effective Time shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the Effective Time using a “closing of the books methodology.” For purposes of this Section 10.3(b), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending at the Effective Time based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

10.4 Cooperation and Exchange of Information. The Company and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE X or in connection with any Tax Contest (as defined below). Such cooperation and information shall include (a) providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities, (b) assisting in the preparation and timely filing of any Tax Return of the Company for a Pre-Closing Tax Period, (c) assisting in any audit or other Proceeding with respect to Taxes or Tax Returns of the Company (whether or not an audit or other civil or criminal litigation, arbitration, mediation or other action, suit, claim, demand, summons, citations or subpoena or inquiry of any kind or nature whatsoever, civil, criminal, regulatory or otherwise, at law or in equity (a “Proceeding”) in respect of any Tax Return or Taxes of the Company) for a Pre-Closing Tax Period, and (d) providing certificates or forms, and timely executing any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. The Company and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Effective Time until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

10.5 Tax Contests. If any Governmental Entity issues to the Company (a) a written notice of its intent to audit or conduct another Proceeding with respect to Taxes of the Company for any Pre-Closing Tax Period, or (b) a written notice of deficiency for Taxes for any Pre-Closing Tax Period, the Buyer shall notify the Seller of its receipt of such communication from the Governmental Entity within 30 days of receipt. The Buyer shall control any audit or other Proceeding in respect of any Tax Return or Taxes of the Company (a “Tax Contest XE "Tax Contest" ”); provided, however, that (i) the Seller, at the Company’s sole cost and expense, shall have the right to control or participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period, (ii) the Seller, at the Company’s sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Straddle Period, and (iii) the Buyer shall not allow the Company to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates to Taxes for a Pre-Closing Tax Period without the prior written permission of the Seller (which will not be unreasonably withheld, delayed, or conditioned). If the Seller assumes control of a Tax Contest, it shall not settle or resolve any such Tax Contest that could result in a Buyer Indemnified Party incurring a Tax that is not (A) Taxes of the Company for any Pre-Closing Tax Period, and (B) all Taxes (excluding Transfer Taxes) of the Seller without the prior written consent of the Buyer (which shall not be unreasonably withheld, delayed, or conditioned).

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10.6 Transfer Taxes. The parties do not expect or intend for any Transfer Taxes XE "Transfer Taxes" to be applicable to, imposed upon, or arise out of the transfer of the Shares or any other transaction contemplated by this Agreement and any Transfer Taxes unexpectedly applicable to, imposed upon or arising out of the transfer of the Shares or any other transaction contemplated by this Agreement shall be paid equally by the Buyer and the Seller.

10.7 Tax Refund and Prepaid Taxes.

(a) All refunds of Taxes of the Company for any Pre-Closing Tax Period (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be for the benefit of the Seller. To the extent that the Buyer, the Company, or any subsidiary of the Company receives a refund that is for the benefit of the Seller, the Buyer shall pay to the Seller the amount of such refund (and interest received from the Governmental Entity with respect to such refund). The amount due to the Seller shall be payable 30 days after receipt of the refund from the applicable Governmental Entity (or, if the refund is in the form of credit or offset, 30 days after the due date of the Tax Return claiming such credit or offset). The Buyer shall, and shall cause its Affiliates, to take commercially reasonable actions necessary, or requested by the Seller, to timely claim any refunds that will give rise to a payment under this Section 10.7(a).

(b) Except to the extent the liabilities for such Taxes were included in the final Closing Working Capital, to the extent that the Buyer or the Company (or any Affiliate of either) satisfies a Tax liability (to the extent such Tax liability is not with respect to a Tax for which the Seller is liable through the use of any amounts prepaid by the Seller or the Company (or any Affiliate of either) in a Pre-Closing Tax Period, such amount shall be treated as a refund which is for the benefit of the Seller pursuant to Section 10.7(a).

10.8 Tax Treatment; Allocation.

(a) The Buyer and the Seller agree that the sale of the Shares is intended for all applicable income Tax purposes to be treated as a sale of assets by the Seller and a purchase of assets by the Buyer.

(b) Within 60 days of the final determination of Closing Working Capital, the Buyer shall provide to the Seller a schedule allocating the Purchase Price (including the applicable liabilities of the Company) among the shares of the Company and the restrictive covenants contained herein (the “Purchase Price Allocation Schedule XE "Purchase Price Allocation Schedule" ”). The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and the methodologies mutually agreed upon by the parties. The parties agree that $10,000 of the Purchase Price shall be allocated to the restrictive covenants in Section 6.8.

(c) If within 30 days of receiving the Purchase Price Allocation Schedule, the Seller has not objected, the Purchase Price Allocation Schedule shall be final and binding. If within 30 days the Seller objects to the Purchase Price Allocation Schedule, the Seller and the Buyer shall cooperate in good faith to resolve their differences, provided that if after 30 days, the Seller and the Buyer are unable to agree, the parties shall retain the Independent Accounting Firm to resolve their dispute; provided, that, the Independent Accounting Firm utilize the methodologies mutually agreed upon by the parties for determining fair market value. The determination of the Independent Accounting Firm shall be final and binding on all parties. The cost of the Independent Accounting Firm shall be shared equally by the Seller and the Buyer. Tim Robinson and Tommy James shall be jointly and severally, liable for the Seller’s obligations with respect to payment of such costs of the Independent Accounting Firm.

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(d) The parties shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the purchase price, including payments made pursuant to Section 6.8. The parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a determination of the applicable Governmental Entity that is final.

ARTICLE XI

MISCELLANEOUS

11.1 Press Releases and Public Announcement. Neither the Buyer on the one hand, nor the Seller or the Company on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable law.

11.2 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

11.3 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

11.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Seller, and, in the case of assignment by the Seller or the Company, the Buyer.

11.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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11.6 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to the Buyer:k	1847 Wood, Inc. c/o 1847 Holdings LLC 590 Madison Avenue, 21st Floor New York, NY 10022 Attn: Ellery W. Roberts, CEO Email: eroberts@1847companies.com Facsimile: 917-793-5950

with a copy to:	Bevilacqua PLLC 1629 K Street, NW, Suite 300 Washington, DC 20006 Attn: Louis A. Bevilacqua Facsimile: 301-874-8635

If to the Seller or to the Company:	To The Top, Inc. c/o Tim Robinson 1100 County Road 4220 Mount Pleasant, TX 75455 Facsimile: 214-740-5724

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with a copy to:	Bell Nunnally & Martin LLP 3232 McKinney Avenue, Suite 1400 Dallas, TX 75204 Attn: Larry L. Shosid Email: lshosid@bellnunnally.com Facsimile: 214-740-5724

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

11.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Texas, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Texas.

11.8 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF TEXAS AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

11.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

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11.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.11 Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

11.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.13 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder of such party or any of such stockholder’s Affiliates (other than such party), or any of their respective Representatives or agents (in each case, in their capacity as such).

11.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

11.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.16 Director and Officer Liability and Indemnification.

(a) For a period of five years after the Closing, the Company shall not and the Buyer shall not permit the Company to amend, repeal or modify any provision in its articles, bylaws or other governance documents relating to exculpation or indemnification of former offices and directors (unless required by law), it being the intent of the parties that the officers and directors of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the greatest extent permitted under the laws of the jurisdiction of incorporation of the Company.

(b) After the Closing, the Company shall exculpate (to the greatest extent permitted by applicable law), and shall indemnify, defend and hold harmless, each of the directors and officers of the Company immediately prior to the Closing against all Losses arising out of any violations or alleged violations of fiduciary care or loyalty to the Company in their capacities as officers and directors of the Company, to the fullest extent permitted under applicable law or in the articles, bylaws or other governance documents of the Company in effect as of the date of this Agreement (to the extent consistent with applicable law).

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11.17 Privilege, Work Product and Conflict Waiver.

(a) It is acknowledged by the parties that Bell Nunnally & Martin LLP (“Counsel”) has represented the Seller and the Company in connection with this Agreement. The Buyer and the Company agree that any attorney/client privilege, attorney work product protection and expectation of client confidence attaching as a result of Counsel’s representation of each of the Seller and the Company in connection with this Agreement and transactions contemplated hereby, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Seller and may be waived only by Seller, and shall not pass to or be claimed or used by the Buyer or the Company.

(b) The attorney/client privilege, attorney work product protection and expectation of client confidence arising from Counsel’s representation of the Seller and the Company prior to the Closing concerning any subject matter with respect to which the Seller and the Company has or may have an indemnification obligations hereunder, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Seller and may be waived only by the Seller, and shall not pass to or be claimed or used by the Buyer or the Company.

(c) The Seller, the Buyer and the Company agree that, notwithstanding any current or prior representation of the Seller and the Company by Counsel, Counsel shall be allowed to represent the Seller in any existing or future matters or disputes adverse to the Buyer or the Company relating to this Agreement or the transactions contemplated thereby. The Buyer and the Company hereby waive any conflicts that may arise in connection with such representation. The Buyer and the Company agree that Counsel may represent the Seller in such a matter or dispute, before or after the Closing, even though the interests of the Company or the Buyer may be directly adverse to the Seller.

(d) At or prior to the Closing, the Company shall deliver to the Seller a warranty bill of sale conveying all such documents covered under Section 11.17(a) and Section 11.17(b) in whatever format such documents may then exist.

11.18 Amendment of Tax Returns. Except to the extent required by Law, following the Closing, the Company shall not file or cause to be filed any amended tax return for the Company with respect to any tax period ending on or prior to the Closing without the Seller’s prior written consent. Any tax refund for years prior to the Closing Date shall belong to the Seller.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

BUYER:

1847 Wood, Inc.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

COMPANY:

Wood Air Conditioning, Inc.

By:	/s/ Tommy James
Name:	Tommy James
Title:	President

SELLER:

To The Top, Inc.

By:	/s/ Tim Robinson
Name:	Tim Robinson
Title:	Vice President

[Signature Page to Stock Purchase Agreement]

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